Exhibit 99.1

VMware Reports Fourth Quarter and Fiscal Year 2023 Results
FY23 Total Revenue of $13.35 billion
FY23 Subscription and SaaS Revenue of $4.01 billion, an increase of 25% year-over-year

PALO ALTO, Calif., March 2, 2023 — VMware, Inc. (NYSE: VMW), a leading innovator in enterprise software, today announced financial results for the fourth quarter and full fiscal year 2023. The company’s fourth quarter of fiscal year 2023 was a 14-week fiscal quarter, while the fourth quarter of fiscal year 2022 was a 13-week fiscal quarter.1

Quarterly Review
•Revenue for the fourth quarter was $3.71 billion, an increase of 5% from the fourth quarter of fiscal 2022.
•The combination of subscription and SaaS and license revenue was $2.03 billion, an increase of 7% from the fourth quarter of fiscal 2022.
•Subscription and SaaS revenue constituted 32% of our total revenue for the quarter.
•Subscription and SaaS revenue for the fourth quarter was $1.18 billion, an increase of 36% year-over-year. Approximately 10 percentage points of this year-over-year growth was associated with the extra week in the fourth quarter of fiscal year 2023.
•GAAP net income for the fourth quarter was $494 million, or $1.15 per diluted share, down 17% per diluted share compared to $586 million, or $1.39 per diluted share, for the fourth quarter of fiscal 2022. Non-GAAP net income for the fourth quarter was $915 million, or $2.13 per diluted share, up 5% per diluted share compared to $855 million, or $2.02 per diluted share, for the fourth quarter of fiscal 2022.2
•GAAP operating income for the fourth quarter was $658 million, a decrease of 16% from the fourth quarter of fiscal 2022. Non-GAAP operating income for the fourth quarter was $1.14 billion, flat as compared to the fourth quarter of fiscal 2022.
•Operating cash flow for the fourth quarter was $1.63 billion. Free cash flow for the fourth quarter was $1.51 billion.
•RPO for the fourth quarter totaled $13.56 billion, up 13% year-over-year.

Annual Review
•Revenue for fiscal year 2023 was $13.35 billion, an increase of 4% from fiscal year 2022.
•The combination of subscription and SaaS and license revenue was $6.85 billion, an increase of 8% from fiscal year 2022.
•Subscription and SaaS revenue represented 30% of our total revenue for the fiscal year.
•Subscription and SaaS revenue for fiscal year 2023 was $4.01 billion, an increase of 25% from fiscal year 2022. Approximately 2 percentage points of this year-over-year growth was associated with the extra week in fiscal year 2023.
•Subscription and SaaS ARR exiting fiscal year 2023 was $4.66 billion, an increase of 30% from fiscal year 2022.
•GAAP net income for fiscal year 2023 was $1.31 billion, or $3.09 per diluted share, down 28% per diluted share compared to $1.82 billion, or $4.31 per diluted share, for fiscal year 2022. Non-GAAP net income for fiscal year 2023 was $2.78 billion, or $6.53 per diluted share, down 10% per diluted share compared to $3.06 billion, or $7.25 per diluted share, for fiscal year 2022.2
•GAAP operating income for fiscal year 2023 was $2.02 billion, a decrease of 15% from fiscal year 2022. Non-GAAP operating income for fiscal year 2023 was $3.74 billion, a decrease of 5% from fiscal year 2022.
•Operating cash flow for fiscal year 2023 was $4.30 billion. Free cash flow for fiscal year 2023 was $3.85 billion.

“We are very pleased with our fiscal year 2023 performance. These results reflect consistent customer appetite for our multi-cloud offerings and our ability to help companies with a cloud smart approach,” commented Raghu Raghuram, CEO, VMware. “We look forward to the merger with Broadcom, expected to close in Broadcom’s current fiscal year, as our combined solutions will enable customers greater choice and flexibility to build, run, manage, connect and protect their applications at scale.”

“We delivered strong performance to close out our fiscal year 2023, achieving over $13 billion in total revenue and $4 billion in subscription and SaaS revenue for the year,” said Zane Rowe, executive vice president and CFO, VMware. “We grew subscription and SaaS ARR 30% year-over-year, totaling $4.66 billion, an increase of over $1 billion in ARR for fiscal 2023, reflecting the strength of our subscription and SaaS portfolio and progress on our business model transition.”

Business Highlights & Strategic Announcements
•At VMware Explore Europe 2022, the company announced new technology offerings to enable customers to accelerate their digital transformation, including:
◦Sovereign SaaS innovations that enable partners to deliver services equivalent to those found in public clouds, while also better assuring data is protected, compliant and resident within national territories. Solutions include VMware Tanzu on sovereign cloud and VMware Aria Operations Compliance pack for sovereign clouds. Additionally, VMware achieved partner momentum having doubled the number of VMware Sovereign Cloud providers to 36 partners globally, up from 14 in April 2022.
◦VMware SD-WAN solutions that help enterprises more securely, reliably and optimally deliver applications, data and services—no matter where they reside—to the site, branch and home, across any network to any device.
◦New Anywhere Workspace platform capabilities for Digital Employee Experience Management (DEEM), Workspace ONE Freestyle Orchestrator and VMware Horizon Cloud that help further ease management burdens for IT teams and improve their productivity with automation.
•VMware and Equinix expanded their global relationship and unveiled VMware Cloud on Equinix Metal, a new distributed cloud service that will deliver a more performant, secure and cost-effective cloud option to support enterprise applications.
•VMware and Hewlett Packard Enterprise expanded their partnership to bring together HPE GreenLake and VMware Cloud to deliver a fully integrated solution with a simple pay-as-you-go hybrid cloud consumption model.
•VMware was positioned as a Leader in the IDC MarketScape: Worldwide Virtual Client Computing 2022-2023 Vendor Assessment across both strategies and capabilities.3 The report highlighted VMware’s diverse ecosystem and growing body of certified engineers.
•VMware was positioned as a Leader in the IDC MarketScape: European End User Experience Management 2022 Vendor Assessment across both strategies and capabilities.4 The report highlighted VMware’s portfolio of technologies and ability to add new virtual environments during performance issues.
•VMware received recognition for its ongoing leadership in ESG, demonstrating progress on its 2030 Agenda:
◦For the third consecutive year, VMware was recognized by the 2022 Dow Jones Sustainability Indices, ranking in the 99th percentile for all companies.
◦For the sixth consecutive year, VMware was included in the JUST 100, a comprehensive ranking of ESG and stakeholder performance among America’s largest publicly traded companies. Within the software industry, VMware ranked number one in the “workers” category, demonstrating a commitment to fair and livable wages, worker safety, cultivating a diverse workplace, investing in workforce training and providing benefits and work-life balance.
◦VMware was named one of the Best Places to Work in IT by Computerworld for the 9th consecutive year.

1The extra week during the fourth quarter of fiscal 2023 resulted in incremental ratable and professional services revenue on a comparable basis. For more information about impacts of the extra week in fiscal 2023, see the table titled “Supplemental Reconciliation of GAAP to non-GAAP Data—Estimated Impact on Revenue Growth Rates Associated with the Extra Week.”

2Our annual effective tax rate is based upon, among other things, current tax law, including Internal Revenue Code Section 174 relating to research and development expense capitalization, which became effective beginning in VMware’s fiscal 2023. If in the future this provision is deferred, modified or repealed, our effective tax rate may fluctuate significantly in the quarter in which such change in law becomes effective.

3IDC MarketScape: Worldwide Virtual Client Computing 2022-2023 Vendor Assessment (Doc #US49857422, December 2022)

4IDC MarketScape: European End User Experience Management 2022 Vendor Assessment (Doc #EUR148395522, December 2022)

# # #

About VMware
VMware is a leading provider of multi-cloud services for all apps, enabling digital innovation with enterprise control. As a trusted foundation to accelerate innovation, VMware software gives businesses the flexibility and choice they need to build the future. Headquartered in Palo Alto, California, VMware is committed to building a better future through the company’s 2030 Agenda. For more information, please visit vmware.com/company.

Definitive Agreement to be Acquired by Broadcom
VMware has entered into a definitive agreement to be acquired by Broadcom Inc. (“Broadcom”). The transaction, which is expected to be completed in Broadcom's fiscal year 2023, is subject to the receipt of regulatory approvals and other customary closing conditions. Please refer to the May 26, 2022 announcement entitled, “Broadcom to Acquire VMware for Approximately $61 Billion in Cash and Stock,” available on news.vmware.com.

Additional Information
VMware’s website is located at vmware.com, and its investor relations website is located at ir.vmware.com. VMware’s goal is to maintain the investor relations website as a portal through which investors can easily find or navigate to pertinent information about VMware, all of which is made available free of charge. The additional information includes: materials that VMware files with the SEC; announcements of investor conferences, speeches and events at which its executives talk about its products, services and competitive strategies; webcasts of its earnings calls, investor conferences and events (archives of which are also available for a limited time); additional information on its financial metrics, including reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures; press releases on quarterly earnings, product and service announcements, legal developments and international news; corporate governance information; ESG (environmental, social and governance) information; other news, blogs and announcements that VMware may post from time to time that investors may find useful or interesting; and opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

VMware, Explore, VMware Aria, Tanzu, Workspace ONE, and Horizon are registered trademarks or trademarks of VMware, Inc. or its subsidiaries in the United States and other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective organizations.

Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “About Non-GAAP Financial Measures.”

Annual Recurring Revenue (“ARR”)
ARR is an operating measure VMware uses to assess the strength of the Company’s subscription and SaaS offerings. ARR is a performance metric and should be viewed independently of, and not as a substitute for or combined with, revenue and unearned revenue. ARR represents the annualized value of VMware’s committed customer subscription and SaaS contracts as of the end of the reporting period, assuming any contract that expires during the next 12 months is renewed on its existing terms and any applicable termination for convenience clauses are not exercised, except that, for consumption-based subscription and SaaS offerings, ARR represents the annualized quarterly revenue based on revenue recognized for the current reporting period.

Forward-Looking Statements
This press release contains forward-looking statements including, among other things, statements regarding the expected benefits to customers, partners and stockholders of VMware’s strategy, offerings, and partnerships; portfolio; progress in VMware’s business model transition; and the proposed acquisition of VMware by Broadcom, related timing of its consummation and benefits to customers of combined VMware and Broadcom solutions. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the satisfaction of the conditions precedent to consummation of the proposed acquisition, and the ability to consummate the proposed acquisition, on a timely basis or at all; (2) business disruption following the announcement of the proposed acquisition, including disruption of current plans and operations; (3) the effects of the proposed acquisition, the spin-off of VMware from Dell and changes in VMware’s and Dell’s commercial relationships and go-to-market strategy on VMware’s ability to (a) enter into, maintain and extend strategically effective partnerships, collaborations and alliances, (b) maintain and establish new relationships with customers, partners and suppliers, and (c) maintain operating results and VMware’s business generally; (4) difficulties in retaining and hiring key personnel and employees, including due to the proposed acquisition; (5) the ability to implement plans, forecasts and other expectations with respect to the business after the completion of the proposed acquisition and realize synergies; (6) the impact of the COVID-19 pandemic on VMware’s operations, financial condition, customers, the business environment and global and regional economies; (7) the ability of VMware to transition its business model and adapt its offerings, business operations and go-to-market activities to changes in how customers consume information technology resources, such as through subscription and SaaS offerings and its subscription and SaaS portfolio; (8) changes to VMware’s and Dell’s respective financial conditions and strategic directions, including potential effects of the proposed acquisition of VMware by Broadcom, that could adversely impact the VMware-Dell commercial relationship and collaborations; (9) the continued risk of on-going and new litigation and regulatory actions, including the outcome of any legal proceedings related to the proposed acquisition; (10) adverse changes in general economic or market conditions; (11) delays or reductions in consumer, government and information technology spending, including due to the announced acquisition; (12) competitive factors, such as pricing pressures, industry consolidation, entry of new competitors into the industries in which VMware competes, as well as new product and marketing initiatives by VMware’s competitors; (13) rapid technological changes in the virtualization software, cloud, end user, edge security and mobile computing and telecom industries; (14) the uncertainty of VMware’s customers’ acceptance of and ability to transition to emerging technologies and new offerings and computing strategies in the industries in which VMware competes; (15) VMware’s ability to protect its proprietary technology; (16) changes to product and services development timelines; (17) risks associated with cyber-attacks, information security and data privacy; (18) disruptions resulting from key management changes; (19) risks associated with international sales, such as fluctuating currency exchange rates and increased trade barriers; (20) changes in VMware’s financial condition; and (21) other impacts to VMware’s business, including those related to industry, market, economic, political, regulatory and global health conditions. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8- K that VMware may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts:

Julie Gonzalez
VMware Investor Relations
ir@vmware.com

Doreen Ruyak
VMware Global PR
druyak@vmware.com
202-744-9767

VMware, Inc.

CONSOLIDATED STATEMENTS OF INCOME
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	February 3,	January 28,	February 3,	January 28,
	2023	2022	2023	2022
Revenue:
License	$845	$1,035	$2,835	$3,128
Subscription and SaaS	1,183	868	4,012	3,205
Services	1,686	1,628	6,503	6,518
Total revenue	3,714	3,531	13,350	12,851
Operating expenses(1):
Cost of license revenue	42	41	154	152
Cost of subscription and SaaS revenue	204	188	788	690
Cost of services revenue	412	378	1,540	1,429
Research and development	908	806	3,317	3,057
Sales and marketing	1,173	1,075	4,391	4,067
General and administrative	315	260	1,130	1,068
Realignment	2	—	8	1
Operating income	658	783	2,022	2,387
Investment income	38	—	65	2
Interest expense	(83)	(80)	(304)	(252)
Other income (expense), net	53	(41)	9	(52)
Income before income tax	666	662	1,792	2,085
Income tax provision	172	76	478	265
Net income	$494	$586	$1,314	$1,820
Net income per weighted-average share, basic	$1.16	$1.39	$3.11	$4.34
Net income per weighted-average share, diluted	$1.15	$1.39	$3.09	$4.31
Weighted-average shares, basic	425,814	420,089	423,150	419,504
Weighted-average shares, diluted	429,809	422,976	425,860	422,394
__________
(1) Includes stock-based compensation as follows:
Cost of license revenue	$—	$—	$1	$1
Cost of subscription and SaaS revenue	7	5	25	21
Cost of services revenue	27	22	106	92
Research and development	174	126	616	528
Sales and marketing	99	75	376	302
General and administrative	42	34	166	131

VMware, Inc.

CONSOLIDATED BALANCE SHEETS
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	February 3,	January 28,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$5,100	$3,614
Short-term investments	—	19
Accounts receivable, net of allowance of $9 and $10	2,510	2,297
Due from related parties	2,078	1,438
Other current assets	543	598
Total current assets	10,231	7,966
Property and equipment, net	1,623	1,461
Deferred tax assets	6,157	5,906
Intangible assets, net	478	714
Goodwill	9,598	9,598
Due from related parties	208	199
Other assets	2,942	2,832
Total assets	$31,237	$28,676
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$267	$234
Accrued expenses and other	2,568	2,336
Customer deposits	1,087	470
Current portion of long-term debt	1,000	—
Unearned revenue	7,079	6,479
Due to related parties	390	132
Total current liabilities	12,391	9,651
Long-term debt	9,440	12,671
Unearned revenue	5,664	4,743
Income tax payable	287	242
Operating lease liabilities	845	927
Due to related parties	648	909
Other liabilities	428	409
Total liabilities	29,703	29,552
Contingencies
Stockholders’ equity (deficit):
Class A common stock, par value $0.01; authorized 2,500,000 shares; issued and outstanding 426,741 and 418,808 shares	4	4
Additional paid-in capital	1,095	—
Accumulated other comprehensive loss	(4)	(5)
Retained earnings (accumulated deficit)	439	(875)
Total stockholders’ equity (deficit)	1,534	(876)
Total liabilities and stockholders’ equity (deficit)	$31,237	$28,676

VMware, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended		Twelve Months Ended
	February 3,	January 28,	February 3,	January 28,
	2023	2022	2023	2022
Operating activities:
Net income	$494	$586	$1,314	$1,820
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	328	284	1,234	1,110
Stock-based compensation	349	262	1,290	1,075
Deferred income taxes, net	(37)	12	(218)	(80)
(Gain) loss on equity securities and disposition of assets, net	4	5	(6)	33
Loss on extinguishment of debt	—	21	2	21
Other	1	4	5	10
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(602)	(626)	(218)	(379)
Other current assets and other assets	(281)	(385)	(792)	(852)
Due from related parties	(1,274)	(683)	(647)	95
Accounts payable	(10)	11	38	98
Accrued expenses, customer deposits and other liabilities	1,026	668	499	487
Income taxes payable	75	5	283	28
Unearned revenue	1,526	990	1,520	908
Due to related parties	33	(17)	(4)	(17)
Net cash provided by operating activities	1,632	1,137	4,300	4,357
Investing activities:
Additions to property and equipment	(123)	(123)	(450)	(386)
Sales of investments in equity securities	—	9	20	77
Purchases of strategic investments	—	(5)	(11)	(11)
Proceeds from disposition of assets	—	9	91	14
Business combinations, net of cash acquired, and purchases of intangible assets	(12)	(7)	(17)	(23)
Net cash used in investing activities	(135)	(117)	(367)	(329)
Financing activities:
Proceeds from issuance of common stock	2	3	250	270
Proceeds from issuance of senior notes, net of issuance costs	—	—	—	5,944
Borrowings under term loan, net of issuance costs	—	3,998	—	3,998
Repayment of term loan	(250)	(500)	(2,250)	(500)
Repayment of current portion of senior notes	—	(1,519)	—	(1,519)
Repayment of note payable to Dell	—	—	—	(270)
Repurchase of common stock	—	(297)	(89)	(1,169)
Shares repurchased for tax withholdings on vesting of restricted stock	(122)	(95)	(375)	(385)
Payment for Special Dividend	—	(11,499)	—	(11,499)
Principal payments on finance lease obligations	(1)	(1)	(5)	(5)
Net cash used in financing activities	(371)	(9,910)	(2,469)	(5,135)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,126	(8,890)	1,464	(1,107)
Cash, cash equivalents and restricted cash at beginning of the period	4,001	12,553	3,663	4,770
Cash, cash equivalents and restricted cash at end of the period	$5,127	$3,663	$5,127	$3,663
Supplemental disclosures of cash flow information:
Cash paid for interest	$66	$54	$292	$200
Cash paid for taxes, net	105	55	383	331
Non-cash items:
Changes in capital additions, accrued but not paid	$(24)	$(5)	$(1)	$4
Changes in tax withholdings on vesting of restricted stock, accrued but not paid	12	(1)	11	(7)

VMware, Inc.

GROWTH IN REVENUE PLUS SEQUENTIAL CHANGE IN UNEARNED REVENUE
(in millions)
(unaudited)

Growth in Total Revenue Plus Sequential Change in Unearned Revenue

	Three Months Ended
	February 3,	January 28,
	2023	2022
Total revenue, as reported	$3,714	$3,531
Sequential change in unearned revenue(1)	1,526	989
Total revenue plus sequential change in unearned revenue	$5,240	$4,520
Change (%) over prior year, as reported	16%

Growth in License and Subscription and SaaS Revenue Plus Sequential Change in Unearned License and Subscription and SaaS Revenue

	Three Months Ended
	February 3,	January 28,
	2023	2022
Total license and subscription and SaaS revenue, as reported	$2,028	$1,903
Sequential change in unearned license and subscription and SaaS revenue(2)	1,197	433
Total license and subscription and SaaS revenue plus sequential change in unearned license and subscription and SaaS revenue	$3,225	$2,336
Change (%) over prior year, as reported	38%
__________
(1) Consists of the change in total unearned revenue from the preceding quarter. Total unearned revenue consists of current and non-current unearned revenue amounts presented in the condensed consolidated balance sheets.

(2) Consists of the change in unearned license and subscription and SaaS revenue from the preceding quarter.

REMAINING PERFORMANCE OBLIGATIONS
(in millions)
(unaudited)

Growth in Remaining Performance Obligations

	February 3,	January 28,
	2023	2022
Remaining performance obligations(3)	$13,559	$11,996
Change (%) over prior year	13%

Remaining performance obligations, current(4)	$7,322	$6,793
Change (%) over prior year	8%
__________
(3) Remaining performance obligations represent the aggregate amount of the transaction price in contracts allocated to performance obligations not delivered, or partially undelivered, as of the end of the reporting period. Remaining performance obligations include unearned revenue, multi-year contracts with future installment payments and certain unfulfilled orders against accepted customer contracts at the end of any given period.

(4) Current remaining performance obligations represent the amount expected to be recognized as revenue over the next twelve months.

VMware, Inc.

SUPPLEMENTAL RECONCILIATION OF GAAP TO NON-GAAP DATA
ESTIMATED IMPACT ON REVENUE GROWTH RATES ASSOCIATED WITH THE EXTRA WEEK(1)
(unaudited)

	For the Three Months Ended
	February 3, 2023
	Change year-over-year, as reported (%)	Estimated impact of extra week in fiscal 2023(1) (% pts.)	Change year-over-year, adjusted for the extra week in fiscal 2023 (%)
Revenue:
License	(18)	—	(18)
Subscription and SaaS	36	10	26
Services	4	8	(4)
Total revenue	5	6	(1)

	For the Twelve Months Ended
	February 3, 2023
	Change year-over-year, as reported (%)	Estimated impact of extra week in fiscal 2023(1) (% pts.)	Change year-over-year, adjusted for the extra week in fiscal 2023 (%)
Revenue:
License	(9)	—	(9)
Subscription and SaaS	25	2	23
Services	—	2	(2)
Total revenue	4	2	2
__________
(1) VMware's fiscal year is the 52 or 53 weeks ending on the Friday nearest to January 31 of each year. Fiscal 2023 was a 53-week fiscal year, in which the first three quarters each had 13 weeks while the fourth quarter had 14 weeks. Fiscal 2022 was a 52-week fiscal year, in which all four quarters had 13 weeks.

VMware, Inc.

SUPPLEMENTAL UNEARNED REVENUE SCHEDULE
(in millions)
(unaudited)

	February 3,	October 28,	July 29,	April 29,	January 28,	October 29,
	2023	2022	2022	2022	2022	2021
Unearned revenue as reported:
License	$21	$28	$20	$20	$19	$17
Subscription and SaaS	4,401	3,197	2,952	2,671	2,669	2,238
Services
Software maintenance	6,805	6,636	6,903	6,877	7,208	6,773
Professional services	1,516	1,356	1,356	1,298	1,326	1,205
Total unearned revenue	$12,743	$11,217	$11,231	$10,866	$11,222	$10,233

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Three Months Ended February 3, 2023
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP As Adjusted(3)
Operating expenses:
Cost of license revenue	$42	—	—	(9)	—	—	—	$32
Cost of subscription and SaaS revenue	$204	(7)	—	(36)	—	—	—	$160
Cost of services revenue	$412	(27)	—	—	—	(9)	—	$376
Research and development	$908	(174)	—	(3)	—	(1)	—	$730
Sales and marketing	$1,173	(99)	(3)	(15)	—	(8)	—	$1,050
General and administrative	$315	(42)	—	—	—	(49)	—	$224
Realignment	$2	—	—	—	(2)	—	—	$—
Operating income	$658	349	3	63	2	67	—	$1,142
Operating margin(3)	17.7%	9.4%	0.1%	1.7%	—%	1.8%	—	30.7%
Other income (expense), net(4)	$53	—	—	—	—	2	—	$54
Income before income tax	$666	349	3	63	2	69	—	$1,151
Income tax provision	$172						64	$236
Tax rate(2)(3)	25.9%							20.5%
Net income	$494	349	3	63	2	69	(64)	$915
Net income per weighted-average share, diluted(3)(5)	$1.15	$0.81	$0.01	$0.15	$—	$0.16	$(0.15)	$2.13
__________
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Our annual effective tax rate is based upon, among other things, current tax law, including Internal Revenue Code Section 174 relating to research and development expense capitalization, which became effective beginning in VMware’s fiscal 2023. If in the future this provision is deferred, modified or repealed, our effective tax rate may fluctuate significantly in the quarter in which such change in law becomes effective.

(3) Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(4) Non-GAAP adjustment to other income (expense), net includes gains or losses on investments in equity securities, whether realized or unrealized.
(5) Calculated based upon 429,809 diluted weighted-average shares of common stock.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Three Months Ended January 28, 2022
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP As Adjusted(2)
Operating expenses:
Cost of license revenue	$41	—	—	(9)	—	—	$32
Cost of subscription and SaaS revenue	$188	(5)	—	(43)	—	—	$140
Cost of services revenue	$378	(22)	—	—	—	—	$355
Research and development	$806	(126)	—	(2)	—	—	$678
Sales and marketing	$1,075	(75)	(3)	(20)	—	—	$979
General and administrative	$260	(34)	—	—	(16)	—	$210
Operating income	$783	262	3	74	16	—	$1,137
Operating margin(2)	22.2%	7.4%	0.1%	2.1%	0.4%	—	32.2%
Other income (expense), net(3)	$(41)	—	—	—	3	—	$(39)
Income before income tax	$662	262	3	74	19	—	$1,018
Income tax provision	$76					87	$163
Tax rate(2)	11.4%						16.0%
Net income	$586	262	3	74	19	(87)	$855
Net income per weighted-average share, diluted for Classes A and B(2)(4)	$1.39	$0.62	$0.01	$0.17	$0.04	$(0.21)	$2.02
__________
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3) Non-GAAP adjustment to other income (expense), net includes gains or losses on investments in equity securities, whether realized or unrealized.
(4) Calculated based upon 422,976 diluted weighted-average shares for Classes A and B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Twelve Months Ended February 3, 2023
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP As Adjusted(3)
Operating expenses:
Cost of license revenue	$154	(1)	—	(37)	—	—	—	$116
Cost of subscription and SaaS revenue	$788	(25)	—	(146)	—	(1)	—	$616
Cost of services revenue	$1,540	(106)	(1)	—	—	(17)	—	$1,416
Research and development	$3,317	(616)	(1)	(10)	—	(1)	—	$2,689
Sales and marketing	$4,391	(376)	(7)	(61)	—	(15)	—	$3,932
General and administrative	$1,130	(166)	(1)	—	—	(117)	—	$845
Realignment	$8	—	—	—	(8)	—	—	$—
Operating income	$2,022	1,290	10	254	8	151	—	$3,736
Operating margin(3)	15.1%	9.7%	0.1%	1.9%	0.1%	1.1%	—	28.0%
Other income (expense), net(4)	$9	—	—	—	—	(9)	—	$—
Income before income tax	$1,792	1,290	10	254	8	142	—	$3,497
Income tax provision	$478						239	$717
Tax rate(2)(3)	26.7%							20.5%
Net income	$1,314	1,290	10	254	8	142	(239)	$2,780
Net income per weighted-average share, diluted(3)(5)	$3.09	$3.03	$0.02	$0.60	$0.02	$0.33	$(0.56)	$6.53
__________
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Our annual effective tax rate is based upon, among other things, current tax law, including the impacts of Internal Revenue Code Section 174 relating to research and development expense capitalization, which became effective beginning in VMware’s fiscal 2023. If in the future this provision is deferred, modified or repealed, our effective tax rate may fluctuate significantly in the quarter in which such change in law becomes effective.

(3) Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(4) Non-GAAP adjustment to other income (expense), net includes gains or losses on investments in equity securities, whether realized or unrealized.
(5) Calculated based upon 425,860 diluted weighted-average shares of common stock.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Twelve Months Ended January 28, 2022
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP As Adjusted(2)
Operating expenses:
Cost of license revenue	$152	(1)	—	(39)	—	—	—	$112
Cost of subscription and SaaS revenue	$690	(21)	—	(171)	—	—	—	$498
Cost of services revenue	$1,429	(92)	(1)	—	—	—	—	$1,334
Research and development	$3,057	(528)	(2)	(8)	—	—	—	$2,519
Sales and marketing	$4,067	(302)	(7)	(85)	—	—	—	$3,676
General and administrative	$1,068	(131)	(1)	—	—	(142)	—	$794
Realignment	$1	—	—	—	(1)	—	—	$—
Operating income	$2,387	1,075	11	303	1	142	—	$3,918
Operating margin(2)	18.6%	8.4%	0.1%	2.4%	—%	1.1%	—	30.5%
Other income (expense), net(3)	$(52)	—	—	—	—	31	—	$(21)
Income before income tax	$2,085	1,075	11	303	1	173	—	$3,647
Income tax provision	$265						318	$583
Tax rate(2)	12.7%							16.0%
Net income	$1,820	1,075	11	303	1	173	(318)	$3,064
Net income per weighted-average share, diluted for Classes A and B(2)(4)	$4.31	$2.54	$0.03	$0.72	$—	$0.41	$(0.75)	$7.25
__________
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3) Non-GAAP adjustment to other income (expense), net includes gains or losses on investments in equity securities, whether realized or unrealized.
(4) Calculated based upon 422,394 diluted weighted-average shares for Classes A and B.

VMware, Inc.

REVENUE BY TYPE
(in millions)
(unaudited)

	Three Months Ended		Twelve Months Ended
	February 3,	January 28,	February 3,	January 28,
	2023	2022	2023	2022
Revenue:
License	$845	$1,035	$2,835	$3,128
Subscription and SaaS	1,183	868	4,012	3,205
Total license and subscription and SaaS	2,028	1,903	6,847	6,333
Services:
Software maintenance	1,374	1,346	5,281	5,356
Professional services	312	282	1,222	1,162
Total services	1,686	1,628	6,503	6,518
Total revenue	$3,714	$3,531	$13,350	$12,851
Percentage of revenue:
License	22.7%	29.3%	21.2%	24.3%
Subscription and SaaS	31.9%	24.6%	30.1%	25.0%
Total license and subscription and SaaS	54.6%	53.9%	51.3%	49.3%
Services:
Software maintenance	37.0%	38.1%	39.6%	41.7%
Professional services	8.4%	8.0%	9.1%	9.0%
Total services	45.4%	46.1%	48.7%	50.7%
Total revenue	100.0%	100.0%	100.0%	100.0%

VMware, Inc.

REVENUE BY GEOGRAPHY
(in millions)
(unaudited)

	Three Months Ended		Twelve Months Ended
	February 3,	January 28,	February 3,	January 28,
	2023	2022	2023	2022
Revenue:
United States	$1,748	$1,645	$6,528	$6,232
International	1,966	1,886	6,822	6,619
Total revenue	$3,714	$3,531	$13,350	$12,851
Percentage of revenue:
United States	47.1%	46.6%	48.9%	48.5%
International	52.9%	53.4%	51.1%	51.5%
Total revenue	100.0%	100.0%	100.0%	100.0%

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES
TO FREE CASH FLOWS
(A NON-GAAP FINANCIAL MEASURE)
(in millions)
(unaudited)

	Three Months Ended		Twelve Months Ended
	February 3,	January 28,	February 3,	January 28,
	2023	2022	2023	2022
GAAP cash flows from operating activities	$1,632	$1,137	$4,300	$4,357
Capital expenditures	(123)	(123)	(450)	(386)
Free cash flows	$1,509	$1,014	$3,850	$3,971

VMware, Inc.
About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, VMware has disclosed in this earnings release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share, free cash flow and non-GAAP estimated revenue growth rates as adjusted for the extra week in fiscal 2023. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. Other than free cash flow and non-GAAP estimated revenue growth rates, these non-GAAP financial measures differ from GAAP in that they exclude stock-based compensation, employer payroll taxes on employee stock transactions, amortization of acquired intangible assets, realignment charges, acquisition, disposition and other items, and discrete items that impacted our GAAP tax rate, each as discussed below. Our non-GAAP financial measures also reflect the application of our non-GAAP tax rate. Free cash flow differs from GAAP cash flow from operating activities with respect to the treatment of capital expenditures.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude charges and gains that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flow provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•Stock-based compensation. Stock-based compensation is generally fixed at the time the stock-based instrument is granted and amortized over a period of several years. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, the expense for the fair value of the stock-based instruments VMware utilizes may bear little resemblance to the actual value realized upon the vesting or future exercise of the related stock-based awards. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of VMware’s core business.

•Employer payroll taxes on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond VMware’s control and do not correlate to the operation of the business.

•Amortization of acquired intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

•Realignment charges. Realignment charges include workforce reductions, asset impairments, losses on asset disposals and costs to exit facilities. VMware’s management believes it is useful to exclude these items, when significant, as they are not reflective of VMware’s core business and operating results.

•Acquisition, disposition and other items. As VMware does not acquire or dispose of businesses on a predictable cycle and the terms of each transaction can vary significantly and are unique to each transaction, VMware believes it is useful to exclude acquisition, disposition and other items when looking for a consistent basis for comparison across accounting periods. These items include:
–Direct costs of acquisitions and dispositions, such as transaction and advisory fees.
–Costs associated with integrating acquired businesses.
–Accruals for the portion of merger consideration payable in installments that may be paid in cash or VMware stock, at the option of VMware.

VMware, Inc.
–Gains or losses on investments in equity securities, whether realized or unrealized.
–Charges recognized for non-recoverable strategic investments or gains recognized on the disposition of strategic investments.
–Gains or losses on sale or disposal of distinct lines of business or product offerings, or transactions with features similar to discontinued operations, including recoveries or charges recognized to adjust the fair value of assets that qualify as “held for sale.”
–Certain costs incurred related to VMware's spin-off from its former parent company, Dell Technologies Inc., completed on November 1, 2021, such as legal and advisory fees.
–Certain costs incurred related to VMware's pending acquisition by Broadcom Inc. ("Broadcom"), such as legal and advisory fees incurred to effect the acquisition and retention compensation incurred to preserve our business organization through the consummation of the merger. The acquisition is expected to occur in Broadcom's fiscal year 2023 and is subject to the receipt of regulatory approvals and other customary closing conditions.

•Tax adjustment. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to VMware’s annual estimated tax rate on non-GAAP income. This rate is based on VMware’s estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating VMware’s non-GAAP income as well as significant tax adjustments. VMware’s estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that VMware management believes materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to VMware’s estimated annual tax rates as described above, the estimated tax rate on non-GAAP income may differ from the GAAP tax rate and from VMware’s actual tax liabilities.

Additionally, VMware’s management believes that the non-GAAP financial measure of free cash flow is meaningful to investors because management reviews cash flow generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations.

VMware’s management also believes that the non-GAAP estimated revenue growth rate as adjusted for the extra week during the fourth quarter of fiscal 2023 is meaningful to investors, given that the extra week resulted in incremental ratable and professional services revenue on a comparable basis.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited.
Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.